Exhibit 10.5

July 18, 2022
Mr. Michael Biehl
Mbiehl2001@gmail.com

Dear Michael,

This letter confirms the terms of your assignment as Interim Chief Financial Officer (“CFO”) of Sotera Health Company (the “Company”), following the commencement of your employment with the Company effective July 11, 2022.

•Duration: This assignment is expected to be effective on July 20, 2022 and to continue until thirty days after a permanent CFO commences work in that role (or such other date as mutually agreed between the parties).

•Reporting: You will report to me.

•Status & Salary: You will be employed as a full-time, exempt, salaried employee. Your starting salary will be $75,000 per month, payable on a bi-weekly basis. You will not be entitled to participate in the Company’s Annual Incentive Plan or Long-Term Incentive Plan.

•Benefits Program: You shall be eligible to participate in the Company's 401(k) plan with Company match. The plan is in accordance with the terms and conditions of that program, as may be in effect from time to time. The Company reserves the right to amend or discontinue its benefits program at any time, with or without advance notice.
Your employment with the Company is “at will”; it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. This letter may be executed in counterparts and shall be binding upon the parties upon execution and may only be amended in writing signed by each of the parties hereto. The Company reserves the right to add, delete, or modify all plans, program, policies, procedures, and guidelines at any time, provided, however, that such actions shall not modify the compensation and benefits specifically provided to you under this letter. This letter, together with the Restrictive Covenants Agreement (as defined below), constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto, and shall be governed by the internal substantive laws of the state of Delaware. All compensation and benefits described herein will be subject to applicable tax withholding.

The intent of the parties is that payments and benefits under this letter be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be exempt therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

As a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. These documents must be provided to the Company within three days after your employment start date. In addition, you will also be required to sign a restrictive covenants agreement (the “Restrictive Covenants Agreement”) in a form customary for senior executives covering non-competition and non-solicitation (while employed and for one year post employment) and confidentiality.

Michael, we look forward to working with you. To confirm your acceptance of the terms and conditions set out above, please sign below and return to me.

9100 South Hills Boulevard, Suite 300
Broadview Heights, OH 44140 | soterahealth.com

Sincerely,

Michael B. Petras, Jr.
Chairman and Chief Executive Officer
Sotera Health Company
By my signature below, I confirm that I have read, understand and agree with the terms of this offer.

Michael F. Biehl	/s/ Michael Biehl
Michael Biehl (please print)	Signature/Date
July 18, 2022